UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 16, 2006

RED HAT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26281	06-1364380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 754-3700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

                    2007 Chief Executive Officer Compensation

On October 16, 2006, the Compensation Committee of the Board of Directors (the “Committee”) of Red Hat, Inc. (“Red Hat” or the “Company”) approved the base salary and annual equity award for Matthew Szulik, the Company’s President and Chief Executive Officer.

Effective October 16, 2006, Mr. Szulik’s annual base salary shall be $600,000. In addition, the Committee approved, pursuant to the Company’s Amended and Restated 2004 Long Term Incentive Plan, and in satisfaction of the Company’s obligations under Section 4.4 of Employment Agreement dated July 24, 2002, by and between the Company and Mr. Szulik, the following equity awards:

Restricted Common Stock

The Committee granted Mr. Szulik 87,500 shares of restricted common stock of the Company (the “Restricted Stock Award”). The Restricted Stock Award shall vest as to 25% of the shares on October 16, 2007 (the “Anniversary Date”), and thereafter with respect to 6.25% of the shares on the last day of each subsequent three -month period following the Anniversary Date.

Stock Options

The Committee also granted Mr. Szulik a non-statutory option to purchase 250,000 shares of common stock of the Company (the “Option Award”) at a price per share of $19.84, the fair market value of the Company’s common stock on the date of grant. The Option Award shall be exercisable as to 25% of shares on the Anniversary Date, and thereafter as to 6.25% of the shares on the first day of each subsequent three-month period following the Anniversary Date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2006	RED HAT, INC.

	By:	/s/ DeLisa K. Alexander
DeLisa K. Alexander
Assistant Secretary